Exhibit 99.1
NEWS RELEASE
FOR MORE INFORMATION CONTACT:
Paul D. Borja
Executive Vice President / CFO
(248) 312-2000
FOR IMMEDIATE RELEASE
FLAGSTAR TO APPEAL JUDGMENT IN INSURANCE COVERAGE DISPUTE
Troy, Mich. (November 21, 2006) — Flagstar Bancorp, Inc. (NYSE:FBC) announced that a federal judge dismissed its lawsuit against an insurance company in a coverage dispute. As a result, Flagstar will record a one-time charge in the fourth quarter of 2006 of approximately $8.7 million, before taxes. Flagstar intends to appeal the court’s ruling, and will continue to pursue other avenues of loss mitigation, which it believes should result in additional recoveries. Any subsequent recoveries would be recorded as a gain.
The coverage dispute involves an insurance claim pursuant to Flagstar’s fidelity bond that was issued by the Chubb Group of Insurance Companies. As described in Flagstar’s Annual Report on Form 10-K for the period ended December 31, 2005, Flagstar discovered in March 2004 that a series of warehouse loans totaling $22.4 million were fraudulently obtained. Upon discovery of the fraud, Flagstar seized cash and real property and also recovered additional sums through civil litigation. In addition, the United States government was able to seize cash and assets from the perpetrators of the fraud, many of whom have been convicted and are currently serving prison sentences. Although the cash, real property and other assets were subject to competing claims of other entities that were defrauded, the parties agreed to a ratable split of such proceeds. Flagstar sought reimbursement under the forgery coverage of the fidelity bond to cover its remaining loss and filed suit when the insurance company denied its claim. In its dismissal order, the federal court concluded that the loss did not result from the forgery, but instead because the underlying collateral turned out to be worthless.
“We carefully considered our position in this matter and we strongly disagree with the result in this case,” said Mark T. Hammond, Vice Chairman and Chief Executive Officer of Flagstar. “We believe that the court overlooked the inherent value in the promissory notes, which in this case were forged, and therefore our fidelity bond claim should have been paid regardless of the validity of the underlying collateral.”
In addition to appealing the judgment in its insurance coverage dispute, Flagstar will continue to seek recovery of the civil judgment and criminal restitution order that it has obtained against the perpetrators of the fraud. In addition, Flagstar is pursuing conspiracy and fraud claims in a Colorado state court action against another large warehouse lender that previously discovered this scheme, but allegedly misrepresented the situation when providing a reference to Flagstar so that the other lender would be repaid. Although Flagstar believes that these efforts will result in additional recoveries, there can be no assurance that Flagstar’s appeal or any of its other efforts to remediate its loss will be successful.

Flagstar Bancorp, which has $15.1 billion in total assets, is the largest publicly-held savings bank in the Midwest. Flagstar currently operates 149 banking centers located throughout Michigan, Indiana and Georgia. Flagstar also operates home loan centers across the country. Flagstar Bank is one of the nation’s largest originators of residential mortgage loans.
The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about Flagstar’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond Flagstar’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements. In particular, Flagstar’s expectations regarding its ability to recover all or a part of the amounts lost, the timing of any such recoveries and Flagstar’s belief with respect to the strength of its claims on appeal are forward looking statements. Changes from Flagstar’s expectations could result from a number of factors, including its ability to pursue claims against other parties, the potential costs involved in any such matters, the collectability of the potential defendants, the appellate court’s views of Flagstar’s claims and other events, many of which are beyond the control of Flagstar.